<SEQUENCE>5
<FILENAME>exh4-2warrantagcyagree.txt




                            WARRANT AGENCY AGREEMENT

     THIS WARRANT AGENCY AGREEMENT (the "Agreement") is dated as of the 10th day of February, 2004, between Emission Control Inc., a Nevada corporation, (hereinafter called the "Company") and Interwest Transfer Co., Inc., (hereinafter called "Warrant Agent").

W I T N E S S E T H

     WHEREAS, the Company proposes to issue in a registered public offering (the "Offering") 3,000,000 Warrants (the "Warrants"). Each Warrant shall be redeemable within one year of the date of issuance to purchase one share of common stock at a price of $.05 per share. The Warrants are subject to certain limitations and restrictions as set forth in this agreement;

     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

     NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, it is agreed as follows:

SECTION 1.     Appointment of Warrant Agent.

     The Company hereby appoints the Warrant Agent to act as agent for the Company in connection and accordance with this Agreement, and the Warrant Agent hereby accepts the appointment.

SECTION 2.     Form of Warrant.

     The text of the Warrants and the form of election to purchase shares to be printed on the reverse thereof shall be substantially as set forth respectively in Exhibit A hereto. The number of shares issuable upon exercise of the Warrants is subject to adjustment on the occurrence of certain events, as described herein. The Warrants shall be executed on behalf of the Company by a manual or facsimile signature of the present or future president, chief executive officer or vice president of the Company, under its corporate seal affixed or in facsimile, and attested to by the secretary or an assistant secretary.

     Warrants shall be dated as of the date they are issued (the "Effective Date") or as of the date of any exchange by the warrant holder.

SECTION 3.     Countersignature and Registration.

     The Warrant Agent shall maintain books for the transfer and registration of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof. The Warrants shall be countersigned manually or by facsimile by the Warrant Agent (or by any successor to the Warrant Agent then serving under this Agreement), and shall not be valid for any purpose unless so countersigned. Warrants may be so countersigned, however, by the Warrant Agent, notwithstanding that the person whose manual or facsimile signature appears thereon as the proper officers of the Company have ceased to be such officers at the time of such countersignature and delivery.


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

SECTION 4.  Transfers and Exchanges.

     The Warrant Agent shall not permit the transfer of any Warrant unless authorized in writing by the Company. Warrants which have been canceled shall be delivered upon request by the Warrant Agent to the Company. Warrants may be exchanged at the option of the holder thereof, when surrendered at the office of the Warrant Agent, for another Warrant or Warrants of different denominations, of like tenor, and representing in the aggregate the right to purchase a like number of shares of Common Stock.

SECTION 5.   Exercise of Warrants.

     Subject to the provisions of this Agreement, each registered holder of Warrants shall have the right to purchase from the Company, and the Company shall issue and sell to such registered holder, the number of fully paid and nonassessable shares of Common Stock of the Company specified in the Warrants, upon surrender to the Company at the office of the Warrant Agent of such Warrants, with the form of election to purchase the Warrants filled out and signed, and upon payment to the Company of the Warrant Price, as specified herein. Any Warrant may be exercised in whole or in part. In the event of exercise in part, the Warrant Agent shall issue and deliver to the Warrant Holder another Warrant of like tenor representing the unexercised number of shares. Payment for the shares upon exercise of Warrants shall be in cash or by certified check to the order of the Company. The Warrants may be exercised for
a period of one year from the date of issuance.   No adjustment shall be made
for any dividends on any Common Stock issuable upon exercise of any Warrant. Subject to Section 5, hereof, upon surrender of Warrants and payment of the Warrant Price, the Company shall issue and cause to be delivered with all reasonable dispatch to, or upon the written order of the registered holder of Warrants exercised, and in such name or names as the holder shall designate, a certificate or certificates representing the shares so purchased, together with cash, as provided in Section 11, hereof, in respect of any fraction of a share of Common Stock otherwise issuable upon surrender. Such certificate or certificates shall be deemed to have been issued, and any person so designated to be named therein shall be deemed to have become a holder of record of such shares as of the date of surrender of the Warrants, and the payment of the Warrant Price; provided, however, that if, at the date of surrender of such Warrants and the payment of such Warrant Price, the transfer books for the Common Stock or other class of stock purchasable upon the exercise of such Warrants shall be closed, the certificates for the shares in respect of which such Warrants are then exercised shall be issuable as of the date of which such books shall be opened, whether before, on or after 5:00 P.M., Utah time, on the respective dates of expiration of the Warrants, and until such date, the Company shall have no obligation or duty to deliver any certificate for such shares; provided, further, however, that the transfer books, unless otherwise required by law or applicable rule of any national securities exchange, or bylaw of the Company, shall not be closed at any one time for a period in excess of 20 days. The Company, whenever requested by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
The Company shall pay all taxes and other governmental charges (other than income tax) that may be imposed in respect of the issue or delivery of the shares issued upon the exercise of any Warrants. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of the any certificate for shares in any name other than that of the Warrant Holder surrendered in connection with the purchase of such shares, and in such case neither the Company nor the Warrant Agent shall be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company's satisfaction that no tax or charge is due.

SECTION 6.  Redemption.

     The Company shall have the right to redeem the Warrants at any time prior to their conversion upon not fewer than sixty (60) days written notice to the Warrant holder. The Company may call either the Warrants in whole or in part, or may call varying parts of each class at any one time. If a call is made in part with respect to any class, the Warrants called shall be determined by lot. The redemption price for the Warrants shall be $.0001 for each Warrant. The Warrants may only be redeemed by the Company at any time after the Common Stock of the Company publicly trades at a bid price above $.06 for a period of ten consecutive trading days. The Company shall request the Warrant Agent to provide written notice to the registered holders of the Warrants selected for redemption, giving the dates as of which such Warrants shall be deemed. The Warrants called for redemption shall not be exercisable after the redemption date. Payment of the Warrant price shall be made by check payable to the registered holder, thereof, on the books of the Warrant Agent. All notices of redemption shall be effected in accordance with the provisions on notice described in Section 12 hereof.

SECTION 7.  Replacement of Warrant.

     Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of a Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of the mutilated Warrant, the Company will execute and the Transfer Agent will countersign and deliver, in lieu thereof, a new Warrant of like tenor.

SECTION 8.  Reservation of Common Stock.

     The Company has reserved and shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of this Warrant, such number of shares of Common Stock as shall be issuable upon the exercise hereof. The Company covenants and agrees that, upon exercise of this Warrant and payment of the purchase price therefor, all shares of Common Stock issuable upon such exercise shall be duly and validly issued, fully paid and nonassessable. The Company will keep a copy of this Agreement on file with the Transfer Agent for the Common Stock and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time such Transfer Agent for stock certificates required to honor outstanding Warrants. The Company will supply such Transfer Agent with duly executed stock certificates for such purpose and will itself provide or otherwise make available any cash which may be required to be paid if the Company elects not to issue fractional shares under Section 11 hereof. Any Warrant certificates surrendered in the exercise of the rights thereby evidenced shall be canceled by the Warrant Agent and shall thereafter be delivered to the Company, and such canceled Warrants shall constitute sufficient evidence of the number of shares of Common Stock which have been issued upon the exercise of such Warrants. Promptly after the date of expiration of the Warrants, the Warrant Agent shall certify to the Company the total aggregate amount of Warrants then outstanding.

SECTION 9.  Warrant Price

     The Warrant price at which Common Stock shall be purchasable shall be $.05 per share at any time during the period commencing from the date of issuance until one year thereafter.

SECTION 10.  Protection Against Dilution.

     a.   Adjustment for Subdivisions, Combinations of Dividends.

     In case the Company shall at any time, or from time to time, after the Effective Date subdivide or combine the outstanding shares of Common Stock or declare a dividend payable in Common Stock, the exercise price of the Warrants in effect immediately prior to the subdivision, combination or record date for such dividend payable in Common Stock shall forthwith be proportionately increased, in the case of combination, or decreased, in the case of subdivision or dividend payable in Common Stock, and each share of Common Stock purchasable upon exercise of each Warrant shall be change to the number determined by dividing the then current exercise price by the exercise price as adjusted after the subdivision, combination or dividend payable in Common Stock.

     b.   Adjustment for Certain Dividends and Distributions.

     In the event the Company at any time, or from time to time, after the Effective Date makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provisions shall be made so that each Warrant Holder (the "Holder") shall receive upon exercise of the Warrant, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which the Holder would have received had its Warrant been exercised into Common Stock on the date of such event and had it thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section 10 with respect to the rights of the Holder of the Warrant.

     c.   Adjustment for Reclassification, Exchange and Substitution.

     If the Common Stock issuable upon the exercise of the Warrants is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section
10), then and in any such event the Holder shall have the right thereafter, upon exercise of the Warrant, to receive the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, in an amount equal to the amount that the Holder would have been entitled to have the Holder exercised the Warrant immediately prior to such recapitalization, reclassification or the change, but only to the extent the Warrant is actually exercised, all subject to further adjustment as provided herein.

     d.   Reorganization, Mergers, Consolidations of Sales of Assets.

     If at any time, or from time to time, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of the Common Stock provided for elsewhere in this
Section 10) or merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder of each Warrant shall thereafter be entitled to receive, upon exercise of each Warrant (and only to the extent such Warrant is exercised), the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a Holder of Common Stock, or other securities, deliverable upon the exercise of the Warrant would otherwise have been entitled on such capital reorganization, merger, consolidation, or sale.

SECTION 11.  Fractional Interest.

     The Company shall not be required to issue fractions of Common Stock on the exercise of Warrants. If any fraction of a common share would, except for the provisions of this Section, be issuable on the exercise of any Warrant (or specified portions thereof), the Company shall purchase such fraction for an amount in cash equal to the current market value of such fraction based upon the current market price of the common share determined in the manner set forth below. For purposes of this Section, the current market price on each day shall be the last reported sales price, regular way, in either case on any national securities exchange on which the Common Stock are listed or admitted to trading, or, if the Common Stock are not listed or admitted to trading on any such exchange, the average of the bid and asked prices on such day as reported on NASDAQ, or if such shares are not then listed on NASDAQ, as furnished by National Quotation Bureau Incorporated or any similar organization selected from time to time by the Company for the purpose. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

SECTION 12.  Notices of Warrant Holders.

     Nothing contained in this Warrant shall be construed as conferring upon any Warrant Holder hereto the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Warrant and prior to its exercise, any of the following events shall occur:

     a. The Company shall fix a record date of the Holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution; or

     b. The Company shall offer to the Holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option (except for options to be granted to Company's employees pursuant to a stock option plan approved by the Company's Board of Directors), right or warrant, to subscribe therefor; or

     c.   The Company shall call any of the Warrants for redemption; or

     d. A merger, consolidation, dissolution, liquidation or winding up of the Company or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed;

     The Company shall give written notice of such event to the Warrant Holder at least thirty (30) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to received such dividend, distribution, convertible or exchangeable securities or subscription rights, entitled to vote on such proposed dissolution, liquidation, winding up or sale, or in the case where Warrants have been called for redemption, the Company shall give written notice of such event to the Warrant Holder at least sixty (60) days prior to the date fixed as a record date. Such notice shall specify such record date, the date of closing the transfer books, or the redemption date, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividends of the issuance of any convertible or exchangeable securities, or subscription rights, options or warrants or any proposed dissolution, liquidation, winding up, sale or redemption.

     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or mailed by U.S. mail, postage prepaid:

     a. If to any Warrant Holder, to the address of such Holder as shown on the books of the Company; or

     b. If to the Company, to the address of the Company on the records of the Warrant Agent.

     The Company shall cause copies of all financial statements and reports, proxy statements and other documents it shall send to its shareholders to be sent by U.S. mail, postage prepaid, on the date of mailing to such shareholder, to each registered Warrant Holder at his address appearing on the Warrant register as of the record date for the determination of the shareholders entitled to such documents.

SECTION 13. Disposition of Proceeds on Exercise of Warrants.

     a. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently deposit in a special account in a bank designated by the Company for the benefit of the Company all moneys received by the Warrant Agent for the purchase of common Stock through the exercise of such Warrants.

     b. The Warrant Agent shall keep copies of this Agreement available for inspection by holders of Warrants during normal business hours.


SECTION 14.  Merger or Consolidation or Change of Name of Warrant Agent.

     Any corporation or company which may succeed to the business of the Warrant Agent by any merger or consolidation or otherwise to which the Warrant Agent shall be a party, or any corporation or Company succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 1 of this Agreement. In case at the time any of the Warrants shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant shall have the full force provided in the Warrant and in this Agreement.

SECTION 15.  Duties of Warrant Agent.

     The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Warrant Holders, by their acceptance thereof, shall be bound:

     a. The statements of fact and recitals contained herein and in the Warrants shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as described in the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein expressly provided.

     b. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrants to be complied with by the Company.

     c. The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel. The Company shall be responsible for any reasonable attorney's fees incurred by such action.

     d. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

     e. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgements, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent's gross negligence, willful misconduct, or bad faith.

     f. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrants shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider
proper, whether with or without any such security or indemnity.   All rights of
action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof any trial or other proceeding relating thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgement shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

     g. The Warrant Agent and any shareholder, director, officer, partner or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

     h. The Warrant Agent shall act hereunder solely as agent and not in a ministerial capacity, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith.

     i. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct, provided reasonable care had been exercised in the selection and continued employment thereof.

     j. Any request, direction, election, order or demand of the Company shall be sufficiently evidenced by an instrument signed in the name of the Company by its President or a Vice President or its Secretary or an Assistant Secretary or its Treasurer or an Assistant Treasurer (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to the Warrant Agent by a copy thereof certified by the Secretary or an Assistant Secretary of the Company.

     k. In the event any dispute arises between the Company, Warrant Holder and/or the Warrant Agent, the Warrant Agent shall have the right, in its sole discretion, to file an action in interpleader in the state courts of Utah at the expense of the Company.

SECTION 16.  Change of Warrant Agent.

     The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company notice in writing, and to the holders of the Warrants notice by mailing such notice to holders at the addresses appearing on the Warrant register, of such resignation, specifying a date when such resignation shall take effect. The Warrant Agent may be removed by like notice to the Warrant Agent from the Company and by like mailing of notice to the holders of the Warrants. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after the removal or after it has been notified in writing of the resignation or incapacity by the resigning or incapacitated Warrant Agent, the registered holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. After appointment, the successor warrant agent shall be vested with the same powers, right, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor warrant agent all canceled Warrants, records and property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to file or mail any notice provided for in this Section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be.

SECTION 17.  Indemnity of Transfer Agent.

     Forthwith upon the appointment of any Transfer Agent for the Common Stock or of any subsequent transfer agent for Common Stock or other shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants, the Company will file with the Warrant Agent a statement setting forth the name and address of such Transfer Agent.

SECTION 18.  Supplements and Amendments.

     The Company and the Warrant Agent may, from time to time, supplement or amend this Agreement without the approval of any holders of Warrants in order to cure any ambiguity or to correct or supplement any provisions contained herein which may be defective or inconsistent with any other provisions in regard to matters or questions arising thereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the Warrants and which shall not adversely affect the interests of the holders of Warrants.

SECTION 19.  Successors.

     All the covenants, agreements, representations and warranties contained in this Agreement shall bind the parties hereto and their respective heirs, executors, administrators, distributes, successors and assigns.

SECTION 20.  Change; Waiver.

     Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

SECTION 21.  Headings.

     The section headings in this Agreement are inserted for the purpose of convenience only and shall have no substantive effect.

SECTION 22.  Law Governing.

     This Agreement shall for all purposes be construed and enforced in accordance with, and governed by, the internal laws of the State of Utah, without giving effect to principles of conflict of laws.

     The parties hereto have caused this Agreement to be signed as of the date first above written..

EMISSION CONTROL INC.                   INTERWEST TRANSFER CO., INC.


By: /s/ James Durward                   By: /s/ Kurtis D. Hughes
_____________________                   _________________________

Name: James Durward                     Name: Kurtis D. Hughes
_____________________                   _________________________

Title: President                        Title: Vice President
_____________________                   _________________________

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